EXHIBIT 15.4

CONSENT OF EXPERT

May 6, 2024

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re: Fury Gold Mines Limited (the "Company")
Annual Report on Form 20-F for the year ended December 31, 2023 (the "Form 20-F")

I, Bryan Atkinson, P. Geol, Senior Vice-President, Exploration of the Company, in connection with the Form 20-F, hereby consent to:

  the public filing by the Company and the use of the technical report titled "S-K 1300 Technical Report Summary on the Committee Bay Project, Nunavut Territory, Canada, with an effective date of December 31, 2023 and an issue date of March 13, 2024 (the "Technical Report Summary") that was prepared in accordance with Subpart 1300 of Regulation S-K ("S-K 1300") promulgated by the United States Securities and Exchange Commission (the "SEC"), as an exhibit to and as referenced in the Form 20-F;

  consent to the incorporation by reference of the Form 20-F and references to the Technical Report Summary and to my status as "qualified person" in the registration statement on Form F-10 of the Company (333-272658) (the "Form F-10");

  the use of and reference to my name, including my status as an expert or "qualified person", as defined in S-K 1300 in connection with the Form 20-F, the Form F-10 and the Technical Report Summary; and

  any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Form 20-F and the Form F-10 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary included or incorporated by reference in the Form 20-F and the Form F-10.

Yours truly,

/s/Bryan Atkinson

_____________________________
Bryan Atkinson, P.Geol.
Senior Vice-President, Exploration of the Company